Exhibit 99.2

News Release
FOR IMMEDIATE RELEASE
JANUARY 17, 2014

CHESAPEAKE ENERGY CORPORATION COMPLETES SALE OF OWNERSHIP INTEREST IN CHAPARRAL ENERGY, INC.

OKLAHOMA CITY, JANUARY 17, 2014 - Chesapeake Energy Corporation (NYSE:CHK) announced that it has completed the sale of 100% of its ownership interest in Chaparral Energy, Inc. (Chaparral). The transaction closed on January 13, 2014 for gross proceeds of $215 million.
Domenic J. Dell’Osso, Jr., Chesapeake’s Chief Financial Officer, commented, “This sale demonstrates the continued refinement and focus of our portfolio around core assets and continues our strategy of reducing financial complexity.”

In connection with this transaction, Mr. Dell’Osso resigned from the Chaparral board of directors.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and the 11th largest producer of oil and natural gas liquids in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing its large and geographically diverse resource base of unconventional natural gas and oil assets onshore in the U.S. The company also owns substantial marketing, compression and oilfield services businesses. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events. These include statements related to business strategy and plans and objectives related to our portfolio. Although we believe the expectations, intentions and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Gary T. Clark, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8870	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154